UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 14, 2021
Date of Report (Date of earliest event reported)

FINGERMOTION, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-55477	20-0077155
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1460 Broadway New York, New York	10036
(Address of principal executive offices)	(Zip Code)

(347) 349-5339
Registrant’s telephone number, including area code

Not applicable.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol (s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (Section 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (Section 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 2 – FINANCIAL INFORMATION

Item 2.02	Results of Operations and Financial Condition.

On October 14, 2021, FingerMotion, Inc. (the “Company”) issued a news release to report its financial results for the second quarter ended August 31, 2021. The information regarding the financial results for the second fiscal quarter ended August 31, 2021 of the Company contained in Item 7.01 below is responsive to this Item 2.02 and is incorporated into this Item 2.02 by reference.

The information in this Item 2.02 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 7 – REGULATION FD

Item 7.01	Regulation FD Disclosure

On October 14, 2021, the Company issued a news release to report its financial results for the second quarter ended August 31, 2021. To review the full financial results, please view the Company’s recent Form 10-Q filing at www.sec.gov/edgar/search, which should be read in connection with this news release.

Q2 2022 Financial Summary (results expressed in US$ unless otherwise indicated):

●	Reported quarterly revenue of $5.39 million (includes SMS & MMS, Telecommunications Products & Services businesses, and Big Data);

●	Reported quarterly growth in SMS & MMS business revenue of $0.73 million or 25% compared to Q2 2021;

●	Reported quarterly growth in Telecommunications Products & Services business revenue of $1.0 million or 142% compared to Q2 2021;

●	Reported revenues of $32,702 in Big Data;

●	Reported quarterly cost of revenue of $4.69 million which was an increase of $1.33 million or 39% compared to Q2 2021;

●	Reported quarterly net loss of $1,454,617 which was an increase of $0.49 million or 51% compared to Q2 2021;

●	Basic and Diluted loss per share of $0.04;

●	At August 31, 2021, FingerMotion had $878,085 in cash, a working capital surplus of $5,037,533, and a positive shareholders’ equity of $5,228,987;

●	Total Assets were $9.38 million, Total Current Liabilities were $4.15 million and Total Liabilities were $4.15 million; and

●	42,201,260 common shares were issued and outstanding as of August 31, 2021.

Strong growth continued in both the Telecommunications Products & Services (mobile recharge platform) and the SMS & MMS texting service.

“The second quarter generated solid revenue of $5.39 million and saw continued growth in year over year revenues,” stated Martin Shen, CEO of FingerMotion. “Growth continues unabated with the SMS texting due to our optimized prepayments of bulk inventory purchases. Contributing to the growth and margin expansion was from the subscription plan and the mobile phone sales. These optimized purchase programs and hardware sales and service improved gross profit from 7% to 13%. The Company is seeing strong demand in SMS from our corporate clientele. This is the third consecutive quarter of Big Data revenues and we expect it to continue and eventually outpace our existing revenue streams.”

General and administrative expenses increased by $601,937 or 71% during the quarter which was primarily attributable to increased consulting and staff salaries that are a consequence of building out our 3 lines of business simultaneously. Research and development expenses increase to $144,549 during the quarter which was up 17% due to high data access and usage fees charged by the telecom companies.

“We are pleased at the strength of our balance sheet which hit a milestone of over $5.0 million in shareholders’ equity. This quarter was more of a transition to greater profitability as more of our initiatives started contributing to gross margin. This trend will continue and revenue should ramp as the insurtech business starts to develop. During the past quarter the Company secured a contract with Pacific Life Re, which is a global life reinsurance company. The Company plans to monetize the use of its predictive algorithms to generate insight into the insurance industry.”

A copy of the news release is attached as Exhibit 99.1 hereto.

The information in this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

Exhibit	Description
99.1	News Release dated October 14, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FINGERMOTION, INC.
DATE: October 14, 2021	By:	/s/ Martin J. Shen
Martin J. Shen CEO